Exhibit 10.13

FIRST AMENDMENT
TO THE
INTEREST HOLDERS AGREEMENT

THIS FIRST AMENDMENT TO THE INTEREST HOLDERS AGREEMENT (this “Amendment”), dated as of May     , 2003, by and among Huntsman LLC, a Utah limited liability company (“H Corp”), HMP Equity Holdings Corporation, a Delaware corporation (“HMP”), Huntsman Family Holdings II Company LLC, a Utah limited liability company (“Family Holdings II”), MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership (“GOF”), Huntsman Group, Inc. a Delaware corporation, and Huntsman Holdings, LLC, a Delaware limited liability company (“Huntsman Holdings”), is entered into in order to amend that certain Interest Holders Agreement, dated as of September 30, 2002 (the “Interest Holders Agreement”), by and among H Corp, HMP, Family Holdings II, GOF, and Huntsman Holdings.  The parties to the Interest Holders Agreement hereby acknowledge and consent to the addition of Huntsman Group as a party to this Amendment.  Moreover, by executing this amendment, Huntsman Group and such parties agree further, that, from and after the date hereof, Huntsman Group shall be treated as if it were no original signatory to the Interest Holders Agreement, and Huntsman Group shall be subject to all of the obligations and entitled to all of the tights under the Interest Holders Agreement and this Amendment thereto.  A Capitalized term in this Amendment that is riot defined in this Amendment has the same meaning as it his as a capitalized term in the Interest Holders Agreement unless the context clearly indicates to the contrary.

GOF, Family Holdings II, HMP, H Corp and Huntsman Holdings, in consideration of the Pledge Agreement and the formation of Huntsman Group, hereby agree to amend the Interest Holders Agreement as follows:

1.             Definitions.  The following definitions are hereby added to Article I of the Interest Holders Agreement:

“Common Stock” shall mean the existing common stock and any common stock of HMP issued in exchange therefor or in respect thereof or in exchange for or in respect of any other securities of HMP or its Subsidiaries.

“Common Units” shall mean the single class of interest in H Corp.

“ICI Alta” shall mean ICI Alta, Inc., a Delaware corporation.

“Specified Foreclosure Event” means the completion of transfer of title of all of the Common Stock pursuant to the exercise by any party to the Pledge Agreement of any rights or remedies under Part 6 of Article 9 of the UCC with respect to the Common Stock.

“Pledge Agreement” shall mean the Pledge Agreement, by and among HMP (as issuer), and Huntsman Holdings, Huntsman Group and ICI Alta (as pledgors), and Wells Fargo Bank Minnesota, National Association (as trustee), as amended from time to time.

“UCC” shall mean Uniform Commercial Code of the State of New York, as amended from time to time.

2.             Amendment of Interest Holders Agreement Section 2.2.  Section 2.2 of the Interest Holders Agreement is hereby amended to read in its entirety as follows:

2.2           Other Key Subsidiaries.

(a)           Subject to Section 2.3, each Key Subsidiary that becomes a party to this Agreement pursuant to Section 22(b) below, hereby agrees that from and after such time as it shall become a party to this Agreement and for so long as it shall remain a Subsidiary of Huntsman Group it will not take any Special Action, unless (x) in the event of a Special Action set forth on Exhibit G to the LLC Agreement, such Special Action shall have received the approval of the GOP designee on the board of directors (or other similar governing body) of such Key Subsidiary or, if there is no GOP designee on the board of directors (or other similar governing body) of such Kay Subsidiary, at least one of the Adviser Directors and (y) in the event of a Special Action id forth on Exhibit H to the LLC Agreement, such Special Action has received the written approval of GOP.

(b)           By giving written notice to Huntsman Group and Family Holdings, GOP shall be entitled to designate any other Subsidiary of Huntsman Group as a Key Subsidiary if GOF shall reasonably determine that such Subsidiary operates businesses that are significant to the overall business of Huntsman Group and its Subsidiaries, taken as a whole.  Huntsman Group shall cause any Subsidiary designated a Key Subsidiary pursuant to the preceding sentence to enter into a counterpart to this Agreement as soon as reasonably practicable following such designation; provided, however, that Huntsman Group shall not be required to cause any Subsidiary (such Subsidiary, the “Excused Subsidiary”) to enter into this Agreement if doing so would conflict with or result in a violation of the organizational and other governing documents, if any, of the Excused Subsidiary, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, (i) any instrument, indenture, lease, mortgage or other agreement or contract to which the Excused Subsidiary is a party or to which the Excused Subsidiary or any of its assets or properties may be subject or(ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Excused Subsidiary or its assets or properties, provided that with respect to any Excused Subsidiary other than HIH or any of its Subsidiaries, Huntsman Group and the Excused Subsidiary shall use reasonable efforts to eliminate such conflict or to cause such violation to not occur; provided, further, however, that if any Key Subsidiary is not required to enter into this Agreement, then each of the parties hereto agrees that from and after such time as the Excused Subsidiary is designated a Key Subsidiary and for so long as the Excused Subsidiary shall remain a Subsidiary of Huntsman Group, subject to Section 2.3, such party will not permit, and will cause its Subsidiaries to not permit, the Excused Subsidiary to take any Special Action unless (it) in the event of a Special Action set forth on Exhibit G to the LLC Agreement, such Special Action shall have received the approval of the GOP designee on the board of directors (or other similar governing body) of the Excused Subsidiary or, if there is no GOP designee on the board of directors (or other similar governing body) of the Excused Subsidiary, at least one of the Adviser Directors and (y) in the event of a

Special Action set forth on Exhibit H to the LLC Agreement, such Special Action has received the Mitten approval of GOP.

3.             Amendment of Interest Holders Agreement Section 4.9.  The following Section 49(a) is hereby amended to read in its entirety as follows:

(a)           if to HH, H Corp, H Equity or Huntsman Group, to:

c/o Huntsman Corporation

500 Huntsman Way

Salt Lake City, Utah 84108

Attn:   General Counsel

with copies to:

Skadden, Arps, Slate, Meagher
& Flom LLP

1600 Smith Street, Suite 4400

Houston, Texas 77002

Attn:  Frank Ed Bayouth II

and

4.             Addition to Interest Holders Agreement Article IV.  The following Section 4.13 is hereby added to Article IV of the Interest Holders Agreement:

4.13         Termination of Agreement.  Upon the occurrence of a Specified Foreclosure Event, this Agreement shall terminate, with no additional action required by any patty, and there shall be no liability or obligation thereafter on the part of any party to the other parties.

5.             No Other Effect on the Interest Holders Agreement.  Except as amended by this Amendment, the interest Holders Agreement remains in fill effect.

6.             Miscellaneous.

(a)           Captions; Certain Definitions.  Titles and captions of or in this Amendment are inserted only as a matter of convenience and for reference and in now way define, limit, extend and describe the scope of this Amendment or the intent of any of the provisions.

(b)           Governing Law.  This Amendment shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof.

(c)           Counterparts; Effectiveness.  This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.  This Amendment shall become effective upon the execution hereof by each of the parties hereto, and the delivery hereof to each party executing this Amendment

***

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the         day of May, 2003.

HUNTSMAN LLC

By:	/s/ J. Kimo Esplin
Name: J. Kimo Esplin
	Title:	Executive Vice President and Chief Financial Officer

HUNTSMAN HOLDINGS, LLC

By:	/s/ Sean Douglas
	Name:	Sean Douglas
	Title:	Authorized Person

HUNTSMAN FAMILY HOLDINGS II COMPANY LLC

By:	/s/ Sean Douglas
	Name:	Sean Douglas
	Title:	Vice President

HMP EQUITY HOLDINGS CORPORATION

By:	/s/ J. Kimo Esplin
Name: J. Kimo Esplin
	Title:	Executive Vice President and Chief Financial Officer

[Counterpart signature page to First Amendment to the

Interest Holders Agreement]

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

By: MatlinPatterson Global Advisers LLC, its Investment Advisor

By:	/s/ Chris Pecheck
	Name:	Chris Pecheck
	Title:	Partner

HUNTSMAN GROUP INC.

By:	/s/ J. Kimo Esplin
Name: J. Kimo Esplin
	Title:	Executive Vice President and Chief Financial Officer